                                                                    EXHIBIT 99.2


                                   CONTACT:       Sandra Gonzalez-Levy
                                                  Terremark Worldwide Inc.
                                                  (305) 860-7829
                                                  sgonzalez-levy@terremark.com

                                                  Steven Schwadron/Alec Rosen
                                                  Edelman Public Relations
                                                  (305) 358-9500 (w)
                                                  (305) 527-4864
                                                  or 632-2003 (c)
                                                  steven.schwadron@edelman.com
                                                  alec.rosen@edelman.com

 TERREMARK WORLDWIDE SETS TERMS FOR PRIVATE PLACEMENT OF CONVERTIBLE DEBENTURES

MIAMI, FL - (November 28, 2000) -- Terremark Worldwide, Inc. (AMEX:TWW) announced today the specific terms of its private placement of $100,000,000 (with the right of the Company to increase to $150,000,000) of subordinated convertible debentures due December 31, 2005. Specifically, the Company stated that:

         o  The debentures bear interest at 13% per annum.

         o Each debenture is convertible (in multiples of $50,000) at a price per share equal to 120% of the average market price of Terremark common stock for the twenty (20) trading days preceding the date the debenture is purchased. Shares issued upon conversion may not be sold or transferred prior to December 31, 2001.

         o The Company may prepay the debentures at any time on 15 days' notice. During the notice period, the holder may convert to Terremark common stock. Alternatively, upon prepayment, the Holder may request repayment either: (i) at a premium (5% in 2001 decreasing to 0% in 2005); or (ii) at par with warrants to purchase shares of Terremark common stock in an amount equal to 10% of the principal repaid.

         o The debentures may be called by the holder, with no premium or warrants, during the month of January 2003. Conversion rights cease on notice of election to call.

The Company proposes to use the net proceeds of the offering for its capital needs, including, but not limited to, deploying and operating TerreNAP(SM) Data Centers in Latin America and Asia.

None of the debentures that the Company is proposing to sell in the private placement or the common stock into which they are convertible have been registered under the Securities Act of 1933 (the "Act") and they may not be offered or sold in the United States absent registration or an applicable exemption from such registration. Offers will be made solely to either qualified accredited investors pursuant to Regulation D under the Act or in offshore transactions pursuant to Regulation S under the Act.